Exhibit D

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of November 3, 2005, by and among Bimini Mortgage Management, Inc., a Maryland corporation (“Parent”), Jeffrey J. Zimmer (“Zimmer”), Robert E. Cauley (“Cauley”), Kevin L. Bespolka (“Bespolka”), Maureen A. Hendricks (“Hendricks”), W. Christopher Mortenson (“Mortenson”), Buford H. Ortale (“Ortale”), George H. Haas, IV (“Haas”) and Amber K. Luedke (“Luedke, and together with Zimmer, Cauley, Bespolka, Hendricks, Mortenson, Ortale and Haas, the “Officer and Director Stockholders”), Peter Norden (“Norden”), Martin Levine (“Levine”), Rick Floyd (“Floyd”), Helen Kaplan (“H. Kaplan”), Amy Kaplan-Schaeffer (“Kaplan-Schaeffer”), Jason Kaplan (“J. Kaplan”), Lisa Kaplan (“L. Kaplan”), Morris Kaplan (“M. Kaplan”), Morris Kaplan, as custodian for Nathan Kaplan (“Kaplan Custodian”), Ronald Blumstein (“Blumstein”), Alyssa Blake Norden Trust of 1993 (“Norden Trust 1”), Jared Norden Trust of 1993 (“Norden Trust 2”) and Amy Suzanne Norden Trust of 1993 (“Norden Trust 3” and together with Norden, Levine, Floyd, H. Kaplan, Kaplan-Schaeffer, J. Kaplan, L. Kaplan, M. Kaplan, Kaplan Custodian, Blumstein, Norden Trust 1 and Norden Trust 2 the “New Stockholders”).  The Officer and Director Stockholders and the New Stockholders are collectively referred to as “Stockholders”.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given them in that certain Agreement and Plan of Merger and Reorganization, dated as of September 29, 2005 (the “Merger Agreement”), among Parent, Bimini Acquisition LLC, a Delaware limited liability company (“Merger Sub”), Opteum Financial Services, LLC, a Delaware limited liability company (the “Company”), and the New Stockholders.

RECITALS

A.            Parent, Merger Sub, the Company and the New Stockholders have entered into the Merger Agreement.

B.            Each Officer and Director Stockholder holds the number of shares of Parent’s Capital Stock set forth on Schedule A to this Agreement.

C.            Pursuant to Articles Supplementary filed with the Secretary of State of the State of Maryland on November 3, 2005, shares of Parent Preferred Stock will convert into shares of Parent Common Stock at such time as such conversion is approved by the requisite stockholders of Parent in accordance with the terms of Parent’s Amended and Restated Articles of Incorporation (the “Conversion”).

D.            Parent, the Officer and Director Stockholders and the New Stockholders desire to enter into this Agreement to set forth their agreements with respect to the Conversion process and the election of Parent’s Board of Directors.

E.             Parent and the Officer and Director Stockholders have agreed to enter into this Agreement in order to induce the New Stockholders to enter into the Merger Agreement, to consummate the transactions contemplated thereby and to accept shares of Parent Preferred Stock as contemplated by the Merger Agreement as partial consideration in the Merger.

F.             The execution and delivery of this Agreement by Parent, the Officer and Director Stockholders and the New Stockholders is a condition precedent to the Closing under the Merger Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Agreement to Vote.  At each annual meeting of Parent’s stockholders or at any special meeting called to consider the Conversion, or to vote for directors of Parent, and at any other time at which holders of Parent Capital Stock will have the right to or will vote for or render consent in writing regarding the Conversion or the election of directors of Parent, then and in each such event, each of the

Stockholders covenant and agree to vote all of their shares of Parent Capital Stock that they are entitled to vote in favor of the Conversion (the “Conversion Vote”), and (ii) to vote all of their shares of Parent capital stock in favor of all individuals nominated by Parent to serve on the Board of Directors of Parent (the “Board Vote”).  None of the Stockholders shall grant to any Person a proxy to vote such Stockholder’s shares of Parent Capital Stock unless such Person signs a statement expressly agreeing to vote such shares in accordance with this paragraph 1; provided, however, that upon the lawful sale, transfer or other disposition of their shares of Parent Capital Stock (collectively a “Transfer”) pursuant to which upon such Transfer, the Shares of Parent Capital Stock are thereafter freely transferable by the transferee, then such transferred shares shall no longer be subject to the terms of this Agreement.

2.             Specific Enforcement.  Each party expressly agrees that one or more of the other parties will be irreparably damaged if this Agreement is not specifically enforced.  Upon a breach or threatened breach of this Agreement, the non-breaching party or parties shall in addition to all other remedies, be entitled to a temporary or permanent injunction, without any showing of any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

3.             Term.  This Agreement, as it concerns the Conversion Vote, shall continue in full force and effect for so long as a Stockholder owns shares of Parent Capital Stock and until the earlier of (i) such time as the Parent Preferred Stock has been converted into Parent Common Stock pursuant to the Parent’s Amended and Restated Articles of Incorporation or (ii) such time as all of the Parent Preferred Stock has been redeemed by Parent pursuant to Parent’s Amended and Restated Articles of Incorporation.  This Agreement, as it concerns the Board Vote, shall continue in full force and effect with respect to each Stockholder until the third anniversary of the date of this Agreement.  Nothing in this Agreement shall prevent any Stockholder from selling, assigning or otherwise transferring all or a portion of its shares of Parent Capital Stock during the Term of this Agreement.

4.             Notices.  All notices and other communications hereunder shall be given in writing and delivered personally, by overnight courier, by registered or certified mail, postage prepaid, or when given by telex or facsimile transmission (promptly confirmed in writing) to the party to receive the same at its respective address set forth on Schedule B to this Agreement (or such other address as shall from time to time be designated by such party to the others in accordance with this Section 4).

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered or the acknowledgment of receipt returned to the sender by the applicable postal authorities or, in the case of facsimile transmissions, as evidenced by the transmission or activity report of the sender’s facsimile machine.  A copy of any notice or other communication given by any party to any other party hereto, with reference to this Agreement, shall be given at the same time to the other parties to this Agreement.

5.             Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns.  Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the parties hereto and any purported assignment in violation hereof shall be null and void.

6.             GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAWS.

7.             Counterparts. This Agreement may be executed in two or more originals or facsimile counterparts, each of which shall be deemed an original, but when taken together shall constitute one instrument.

8.             Headings.  The Article and Section headings in this Agreement are for convenience only and do not constitute part of this Agreement.

9.             Entire Agreement; Amendment.  This Agreement, together with the schedules attached hereto, and the other agreements referred to herein, sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby, and there are no other agreements, understandings or arrangements, written or oral, among the parties hereto relating to the subject matter hereof.  This Agreement can be amended only by a writing signed by Parent and each of the Stockholders.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by a duly authorized officer, as of the date first above written.

BIMINI MORTGAGE MANAGEMENT, INC.

By:	/s/ Jeffrey J. Zimmer
Name: Jeffrey J. Zimmer
Title: CEO

STOCKHOLDERS

/s/ Jeffrey J. Zimmer
JEFFREY J. ZIMMER

/s/ Robert E. Cauley
ROBERT E. CAULEY

/s/ Kevin L. Bespolka
KEVIN L. BESPOLKA

/s/ Maureen A. Hendricks
MAUREEN A. HENDICKS

/s/ W. Christopher Mortenson
W. CHRISTOPHER MORTENSON

/s/ Buford H. Ortale
BUFORD H. ORTALE

/s/ George H. Haas, IV
GEORGE H. HAAS, IV

/s/ Amber Luedke
AMBER LUEDKE

/s/ Peter Norden
PETER NORDEN

/s/ Martin Levine
MARTIN LEVINE

/s/ Rick Floyd
RICK FLOYD

/s/ Helen Kaplan
HELEN KAPLAN

/s/ Amy Kaplan-Schafer
AMY KAPLAN-SCHAFER

/s/ Jason Kaplan
JASON KAPLAN

/s/ Lisa Kaplan
LISA KAPLAN

/s/ Morris Kaplan
MORRIS KAPLAN

/s/ Morris Kaplan
MORRIS KAPLAN, as custodian for
NATHAN KAPLAN

/s/ Ronald Blumstein
RONALD BLUMSTEIN

ALYSSA BLAKE NORDEN TRUST OF 1993

/s/ Nathaniel Gore
Name: Nathaniel Gore
Title: Trustee

MICHAEL JARED NORDEN TRUST OF 1993

/s/ Nathaniel Gore
Name: Nathaniel Gore
Title: Trustee

AMY SUZANNE NORDEN TRUST OF 1993

/s/ Nathaniel Gore
Name: Nathaniel Gore
Title: Trustee